Exhibit 99.2

Occidental Petroleum Corporation

STEPHEN CHAZEN

President and Chief Financial Officer

— Conference Call —

Fourth Quarter 2007 Earnings Announcement

January 29, 2008

Los Angeles, California

Net income for the quarter was $1.452 billion, or $1.74 per diluted share, compared to $930 million, or $1.09 per diluted share in the fourth quarter of 2006.  The 2007 fourth quarter net income includes $16 million after-tax severance charges and $4 million after-tax income from discontinued operations.  Core results were a record $1.464 billion, or $1.76 per diluted share in the fourth quarter of 2007, compared to $784 million, or $0.92 per diluted share in the fourth quarter of 2006.

Here’s the segment breakdown for the fourth quarter.

Oil and gas fourth quarter 2007 segment earnings were $2.599 billion, compared to $1.422 billion for the fourth quarter of 2006.  The following accounted for the increase in oil and gas earnings between these quarters:

•                  Higher worldwide oil and gas price realizations resulted in an increase of $1.3 billion of earnings over the comparable period in 2006.  Occidental’s average realized crude oil price in the 2007 fourth quarter was $27.75 higher than in the comparable period in 2006.  Oxy’s domestic average realized gas price for the quarter was $6.77, compared with $5.63 for the fourth quarter 2006.

•                  Worldwide oil and gas production from continuing operations for the quarter averaged 590,000 barrels of oil equivalent per day, an increase of 5.2 percent, compared with 561,000 BOE production in the fourth quarter of last year.  The bulk of the production improvement was the result of the Dolphin project start-up which contributed 36,000 BOE per day.

•                  Our guidance for the fourth quarter production was in the range of 600,000 to 615,000 BOE per day.  We were under this range due to the impact of product prices that reduced volumes from our production sharing contracts by 8,000 BOE per day, a well blowout in Libya of 4,000 BOE per day and 5,000 BOE per day lower in Argentina due to strikes in October and November.

•                  Dolphin contributed $62 million to after-tax income during the fourth quarter which was slightly ahead of our guidance of $50 to $60 million.  The sales volumes were 36,000 BOE per day in line with our guidance.  The Dolphin 2007 production exit rate was 43,000 BOE per day.

•                  Exploration expense was $101 million in the quarter.

Oil and gas production costs for the twelve months of 2007 were $12.87 a barrel compared to last year’s costs of $11.70 a barrel.  The increases were a result of higher field operating and maintenance costs.

Chemical segment earnings for the fourth quarter of 2007 were $94 million, which was lower than our third quarter guidance of $100 to $140 million.  The decline in earnings from our guidance was due to lower polyvinyl chloride margins due to higher feedstock costs and weaker industry demand.  Chemicals earned $157 million in last year’s fourth quarter.  The primary factor that accounted for the quarter-to-quarter difference was lower polyvinyl chloride margins.

The worldwide effective tax rate, excluding the impact of asset sales and other significant items, was 42 percent for the fourth quarter of 2007, four percent lower than our guidance of 46 percent due primarily to significantly higher oil & gas prices.  The increased oil price resulted in a higher portion of U.S. income which has lower income tax rates than our international operations.

Let me now turn to Occidental’s performance through the twelve months.

Net income was a record $5.400 billion, or $6.44 per diluted share for the twelve months of 2007, compared with $4.191 billion, or $4.87 per diluted share for the same period of 2006.  Core results were also a record at $4.405 billion, or $5.25 per diluted share for the twelve months of 2007, compared with $4.116 billion, or $4.78 per diluted share for the same period of 2006.

Worldwide oil and gas production for the twelve months averaged 570,000 barrels of oil equivalent per day, an increase of 4.6 percent, compared with 545,000 BOE production in the twelve months of last year.

Capital spending was $987 million for the quarter and $3.497 billion for the twelve months.  We currently expect total capital spending for 2008 to be between $3.8 and $3.9 billion.  We expect increased 2008 capital spending for the Colombia LCI project, Argentina and Vintage California.

Cash flow from operations for the twelve months was approximately $6.8 billion.  We received $1.6 billion in proceeds from the sale of assets.  We used $3.5 billion of the company’s cash flow to fund capital expenditures, $1.4 billion for acquisitions, $1.2 billion to repurchase debt and preferred stock and $765 million to pay dividends.  We spent $1.130 billion to repurchase 20.6 million common shares at an average price of

$54.75 per share.  These net cash inflows increased our $1.6 billion cash balance at the end of last year by $400 million to $2.0 billion at December 31.  Debt was $1.8 billion at the end of December, a reduction of $1.1 billion from the debt balance of $2.9 billion at the end of 2006.

The weighted average basic shares outstanding for the twelve months were 834.9 million and the weighted average diluted shares outstanding were 839.1 million.  At December 31, there were 827.2 million basic shares outstanding and the diluted share amount was approximately 831.3 million.

Our debt to capitalization ratio was 7 percent, down from 13 percent at yearend 2006.  Oxy’s 2007 return on equity was 26 percent, with return on capital employed of 24 percent.

As we look ahead in the current quarter:

•                  We expect oil and gas production to be in the range of 600,000 to 615,000 BOE per day during the first quarter, at last quarter’s $90 oil price.

•                  Dolphin is expected to become fully operational in February and run at 78 percent of capacity, with production of 53,000 BOE per day during the first quarter.  Dolphin after-tax earnings are expected to be between $90 and $100 million in the first quarter, based on a $90 oil price.

We expect the production rate for the 2008 full year to increase to approximately 620,000 to 630,000 BOE per day, at about $80 oil, from 2007.  The increase is due to the full year operations of Dolphin, increased production from Mukhaizna in Oman, increased production in Argentina and Colombia and the impact of acquisitions, slightly offset by the new contract in Libya.

Occidental receives a share of production from production sharing contracts to recover its costs and an additional share for profit.  Occidental’s share of production from these contracts decreases when oil prices rise and increases when oil prices decline.  Overall, Occidental’s net economic benefit from these contracts is greater at higher oil prices.  A $5.00 change in oil price affects Occidental’s production by approximately  4,000 barrels per day.

With regards to prices -

•                  A $1.00 per barrel change in oil prices impacts oil and gas quarterly earnings before income taxes by about $38 million.

•                  A swing of 50-cents per million BTUs in domestic gas prices has a $24 million impact on quarterly earnings before income taxes.

Additionally —

•                  We expect exploration expense to be about $70 to $90 million  for seismic and drilling for our exploration programs.

•                  We expect chemical segment earnings to be in the range of $100 to $125 million, compared to $94 million in the fourth quarter.  Improved volumes and prices in vinyls and higher caustic soda prices are the primary drivers of the improvement.  This is less than the first quarter 2007 earnings of $137 million, due to weakness in construction which impacts industry demand.

•                  We expect DD&A expense to be $2.4 billion for Oil & Gas and $0.3 billion for the rest of the Company in 2008.

•                  We expect our combined worldwide tax rate in the first quarter, to be about 43 percent.  Our fourth quarter and twelve months U. S.

and foreign tax rates are included in the “Investor Relations Supplemental Schedule”.

•                  The company has embarked on a cost reduction program which will affect operating and G&A costs.  In 2007, we took restructuring charges totaling $25 million, and we expect a similar amount in 2008.  We’ve also made improvements in our procurement functions.  Combined savings realized from this program are expected to be $200 million in 2008 with an annualized run-rate over the longer term of $300 million.  The primary focus of this program is on the more mature areas of the company, as opposed to our areas of growth.  Our target is to bring G&A in line with our historical costs per BOE.

•                  Copies of the press release announcing our third quarter earnings and the Investor Relations Supplemental Schedules are available on our website www.oxy.com or through the SEC’s EDGAR system.

Now we’re ready to take your questions.

See the investor relations supplemental schedules for the reconciliation of non-GAAP items.  Statements in this presentation that contain words such as “will”, “expect” or “estimate”, or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results.  Factors that could cause results to differ materially include, but are not limited to: exploration risks such as drilling of unsuccessful wells; global commodity pricing fluctuations and supply/demand considerations for oil, gas and chemicals; higher-than-expected costs; political risk; operational interruptions; changes in tax rates; and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition, or disposition.  You should not place undue reliance on these forward-looking statements which speak only as of the date of this presentation. Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise.  U.S. investors are urged to consider carefully the disclosure in our Form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com.  You also can obtain a copy from the SEC by calling 1-800-SEC-0330.

Occidental Petroleum Corporation

Cash and Cash Equivalents

($ Millions)

Reconciliation to Generally Accepted Accounting Principles (GAAP)
	31-Dec-06	31-Dec-07
Cash and cash equivalents	1,339	1,964
Short-term investments	240	—
	1,579	1,964
Roundings for presentation	1	36
	1,580	2,000

Occidental Petroleum Corporation

Return on Capital Employed (%)

($ Millions)

Reconciliation to Generally Accepted Accounting Principles (GAAP)	2006	2007
GAAP measure - earnings applicable to common shareholders	4,191	5,400
Interest expense	131	199
Tax effect of interest expense	(46)	(70)
Earnings before tax-effected interest expense	4,276	5,529

GAAP stockholders’ equity	19,252	22,823

DEBT
GAAP debt
Debt, including current maturities	2,790	1,788
Non-GAAP debt
Capital lease obligation	25	25
Subsidiary preferred stock	75	—
Total debt	2,890	1,813

Total capital employed	22,142	24,636

Return on Capital Employed (%)	21.2	23.6